                                                                      EXHIBIT 12

                  The Williams Companies, Inc. and Subsidiaries
                Computation of Ratio of Earnings to Fixed Charges
                              (Dollars in millions)

                                                                        Six months ended
                                                                          June 30, 2000
                                                                        ----------------
Earnings:
   Income before income taxes and cumulative
      effect of change in accounting principle                           $        784.6
   Add:
      Interest expense - net                                                      356.1
      Rental expense representative of interest factor                             86.3
      Minority interest in income (loss) and preferred returns
         of consolidated subsidiaries                                             (13.0)
      Interest accrued - 50% owned company                                          4.1
      Equity losses in less than 50% owned companies                               14.1
      Equity earnings in less than 50% owned
         companies in excess of distributions                                      (7.1)
      Other                                                                         2.4
                                                                         --------------

         Total earnings as adjusted plus fixed charges                   $      1,227.5
                                                                         ==============

Fixed charges:
   Interest expense - net                                                $        356.1
   Capitalized interest                                                            88.6
   Rental expense representative of interest factor                                86.3
   Pretax effect of preferred returns of subsidiaries                              21.6
   Interest accrued - 50% owned company                                             4.1
                                                                         --------------

         Total fixed charges                                             $        556.7
                                                                         ==============


Ratio of earnings to fixed charges                                                 2.20
                                                                         ==============